Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Laura Plumb (Media)	Mark Kane (Investors)
	813.228.1572	813.228.1772

TECO ENERGY ANNOUNCES CORPORATE CONSOLIDATION

Company continues return to its core utility business

TECO Energy, Inc. (NYSE: TE) today announced a major corporate reorganization as part of its renewed focus on its core utility operations. Chairman and CEO Robert D. Fagan said, “We are streamlining our organizational structure and redeploying our talent to meet the needs of the new business environment. These changes will create a leaner, more efficient organization, reflecting both the halting of new project development in the unregulated power industry, and our renewed focus on the regulated electric and gas businesses.”

The specific changes include naming John B. Ramil (currently Executive Vice President of TECO Energy and President of its principal subsidiary, Tampa Electric Company) to the new position of Executive Vice President and Chief Operating Officer of TECO Energy. As COO, Ramil will oversee TECO Energy’s various operating subsidiaries and will continue to report to Fagan. His duties as President of Tampa Electric Company will be assumed by William N. Cantrell (currently President of Peoples Gas System, a division of Tampa Electric Company), who will retain responsibility for Peoples Gas System and will report to Ramil.

Consistent with the company’s efforts to streamline along functional lines, the management of all power plant operations will be centralized under Charles R. Black, who will become Senior Vice President-Generation, reporting to Ramil. The energy management and fuel procurement functions will be consolidated and report to Gordon L. Gillette, Senior Vice President-Finance and Chief Financial Officer.

Clinton E. Childress (currently Chief Human Resources Officer) is being named Senior Vice President-Human Resources and Services and will have responsibility for human resources, information technology and other services, reporting to Fagan. Legal, regulatory and financial services already operate as shared service organizations.

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TECO Energy Reorg – 2

Sheila M. McDevitt, Senior Vice President and General Counsel, and Richard Lehfeldt, Senior Vice President—External Affairs, will continue in their current responsibilities, reporting to Fagan.

As part of the consolidation, Royston K. Eustace, Senior Vice President-Business Development, and Richard E. Ludwig, President of TECO Power Services Corporation, will retire this year.

Fagan said, “In keeping with our announced business plan, we are today realigning our corporate organization to most efficiently manage the various TECO Energy operating units. We believe the new structure will benefit our customers and shareholders by holding down costs, improving cash flow and maximizing the value of all our regulated and unregulated assets. It will also allow us to continue to provide quality service at Tampa Electric and Peoples Gas. We have lots of work ahead of us to successfully complete this reorganization, but I am confident that our new team will help us serve our constituents in the best manner possible.”

TECO Energy, Inc. (NYSE:TE) is a diversified, energy related holding company based in Tampa. Principal businesses include Tampa Electric, Peoples Gas System, TECO Power Services, TECO Transport, TECO Coal and TECO Solutions.